Exhibit 3.1
CERTIFICATE OF INCREASE
OF
AUTHORIZED NUMBER OF SHARES
OF
SERIES B JUNIOR PARTICIPATING PREFERRED STOCK
OF
BIOCRYST PHARMACEUTICALS, INC.
(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)
BioCryst Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
That a Certificate of the Designation of Series B Junior Participating Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on June 17, 2002, which was amended by a Certificate of Amendment of Certificate of Designation filed in said office on December 20, 2005.
That the Board of Directors of the Corporation (the “Board”) at a meeting held on August 5 and 6, 2008 duly adopted a resolution authorizing and directing an increase in the authorized number of shares of Series B Junior Participating Preferred Stock of the Corporation, from 45,000 shares to 95,000 shares, all in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, BIOCRYST PHARMACEUTICALS, INC. has caused this certificate to be signed by Michael A. Darwin, its Vice President Finance, this 3rd day of November, 2008.

BioCryst Pharmaceuticals, Inc.
By:	/s/ Michael A. Darwin
	Name:	Michael A. Darwin
	Title:	Vice President Finance